SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. )

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Aspiriant Trust

(Name of Registrant as Specified in Its Charter)

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[ ]	Fee paid previously with preliminary materials. N/A

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ASPIRIANT RISK-MANAGED EQUITY ALLOCATION FUND

A series of Aspiriant Trust

IMPORTANT NOTICE REGARDING THE

INTERNET AVAILABILITY OF INFORMATION STATEMENT

December 21, 2018

As a shareholder of the Aspiriant Risk-Managed Equity Allocation Fund (the “Fund”), a series of Aspiriant Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement relating to a change in control of the Fund’s sub-adviser (the “Information Statement”). This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action.

On October 3, 2018, Aperio Group, LLC (“Aperio”), the sub-adviser to the Fund, concluded a transaction with Golden Gate Capital pursuant to which Golden Gate Capital acquired a majority equity interest in Aperio. The transaction constituted a change of control of Aperio under the Investment Company Act of 1940 and resulted in the assignment and automatic termination of the investment sub-advisory agreement pursuant to which Aperio served as sub-adviser to the Fund. At a special meeting on September 26, 2018, the Trust’s Board of Trustees approved a new sub-advisory agreement between Aspiriant, LLC (the “Adviser”) and Aperio pursuant to which Aperio continues to serve as sub-adviser to the Fund under the same terms as the prior sub-advisory agreement.

The Fund has received an exemptive order from the U.S. Securities and Exchange Commission that permits the Adviser, subject to certain conditions such as approval by the Board, to enter into a new sub-advisory agreement with an unaffiliated sub-adviser or to change the terms of an existing sub-advisory agreement with an unaffiliated sub-adviser. Approval by the Fund’s shareholders is not required, but the exemptive order requires that the Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at www.aspiriantfunds.com/aspiriant-risk-managed-equity-allocation-fund. The Information Statement will be available on the website until at least March 21, 2019. To view and print the Information Statement, click on the link called Information Statement. You may request a paper copy of the Information Statement, free of charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or by calling 877-997-9971. The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, by calling 877-997-9971, or by visiting www.aspiriantfunds.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Fund at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175 or call 877-997-9971. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they currently are receiving multiple copies, should also contact the Fund.

If you want to receive a paper copy of the Information Statement, you must request one. There is no charge to you to obtain a copy.

ASPIRIANT RISK-MANAGED EQUITY ALLOCATION FUND

A series of Aspiriant Trust

INFORMATION STATEMENT

December 21, 2018

This Information Statement is for informational purposes only and no action is requested on your part. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being made available to shareholders of Aspiriant Risk-Managed Equity Allocation Fund (the “Fund”), a series of Aspiriant Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Fund received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits Aspiriant, LLC (the “Adviser”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to enter into or materially amend a sub-advisory agreement with an unaffiliated sub-adviser.

New Sub-Advisory Agreement with Aperio Group, LLC

On October 3, 2018, Aperio Group, LLC (“Aperio”), the sub-adviser to the Fund, concluded a transaction with Golden Gate Capital (“GGC”) pursuant to which GGC acquired a majority equity interest in Aperio. The transaction constituted a change of control of Aperio under the Investment Company Act of 1940 (the “1940 Act”) and resulted in the assignment and automatic termination of the investment sub-advisory agreement dated November 25, 2014, pursuant to which Aperio served as sub-adviser to the Fund (the “Prior Sub-Advisory Agreement”).

At a special meeting held on September 26, 2018 (the “Meeting”), the Board, including its members who are not “interested persons” of the Trust as defined by the 1940 Act (the “Independent Trustees”), approved a new investment sub-advisory agreement between the Adviser and Aperio (the “New Sub-Advisory Agreement”) pursuant to which Aperio continues to serve as sub-adviser to the Fund under the same terms as the Prior Sub-Advisory Agreement, including the rate of compensation.

Considerations by the Board of Trustees

At the Meeting, the Board considered the approval of the New Sub-Advisory Agreement, noting that it had considered and approved the annual renewal of the Prior Sub-Advisory Agreement at its April 2018 meeting. At that time, it had been provided information about, among other things, Aperio’s business, services, and compensation. On an ongoing basis, the Board considers information and analysis provided by the Adviser and Aperio regarding Aperio’s sub-advisory services to the Fund. At the Meeting, the Board also discussed information provided by Aperio, GGC, and the Adviser about the Transaction. The Board considered all factors that it deemed to be relevant. In its deliberations, the Board did not identify any single factor that was paramount or controlling and individual Trustees may have attributed different weights to various factors. Certain factors considered by the Board are addressed in more detail below.

Nature, Extent, and Quality of Services. In considering the nature, extent and quality of the services provided by Aperio, the Board considered its review at the April 2018 meeting of, among other things, Aperio’s personnel, experience, and compliance program. The Board considered the background and experience of Aperio’s senior management and the qualifications, backgrounds, and responsibilities of the portfolio managers responsible for the day-to-day management of the Fund. The Board also considered information pertaining to Aperio’s organizational structure, investment operations, and other relevant information, including information relating to its financial condition to determine whether adequate resources were available to continue to provide a high level of service to the Fund. The Board noted that the transaction with GGC is expected to provide additional financial support to Aperio and that Aperio’s operations and services are not expected to be affected by the transaction. The Board concluded that, within the context of its full deliberations, it was satisfied with the nature, extent and quality of the services provided to the Fund by Aperio,

Performance. The Board considered that at its April 2018 meeting it had reviewed information regarding the performance of the Fund for various periods, as well as peer group and benchmark comparative performance. The Board had also reviewed information regarding the portion of the Fund managed by Aperio. The Board concluded that, within the context of its full deliberations, it was satisfied with the performance of the Fund generally and the portion of the Fund managed by Aperio.

Cost of Services and Profitability. In considering whether the sub-advisory fee payable with respect to the Fund was reasonable, the Board reviewed at its April 2018 meeting the sub-advisory fee paid by the Adviser to Aperio, the costs and other expenses incurred by Aperio in providing sub-advisory services to the Fund, and Aperio’s profitability analysis with respect to the Fund. The Board also reviewed the fee charged by Aperio to comparable accounts. Recognizing the difficulty in evaluating an investment adviser’s profitability with respect to the funds it manages in the context of an adviser with multiple lines of business, and noting that other profitability methodologies might also be reasonable, the Board determined that the level of profitability was within the range the Board considered reasonable. The Board noted that the proposed fee under the New Sub-Advisory Agreement is the same as the fee under the Prior Sub-Advisory Agreement. The Board concluded that the fee is fair and reasonable in light of the services that the Fund receives.

Economies of Scale. At its April 2018 meeting, the Board considered the potential for economies of scale, noting that Aperio’s fee schedule includes breakpoints and that the Adviser had been decreasing its fee over time, and currently is contractually waiving a portion of its fee, with respect to the Fund, thereby reducing the amount that it retains after paying Aperio and the Fund’s other sub-advisers. The Board concluded that the Fund’s shareholders were benefitting from any economies of scale with respect to the Fund.

Ancillary Benefits. At its April 2018 meeting, the Board noted the benefits received by Aperio as a result of its relationship with the Fund (other than the sub-advisory fee), including the intangible benefits of its association with the Fund generally and any favorable publicity arising in connection with the Fund’s performance.

Conclusion. Based on its deliberations and evaluation of the information described above, the Board, including the Independent Trustees, concluded that the terms of the New Sub-Advisory Agreement, including the fee, are fair and reasonable in light of the services that Aperio provides to the Fund and approved the New Sub-Advisory Agreement.

Information about the Adviser

The Adviser, located at 11100 Santa Monica Blvd, Suite 600, Los Angeles, California 90025, has served as the investment adviser for the Fund since its inception on April 4, 2013. The Adviser oversees Aperio to ensure its compliance with the investment policies and guidelines of the Fund and monitors Aperio’s adherence to its investment style.

For the fiscal year ended February 28, 2018, the Adviser was entitled to an investment advisory fee in the amount of $2,203,063 for the advisory services it provided to the Fund. Beginning February 1, 2017, however, the Adviser contractually agreed to waive its advisory fee from 0.24% to 0.16% through June 30, 2019. Therefore, for the fiscal year ended February 28, 2018, the Adviser waived $733,985 of the accrued advisory fees from the Fund. This fee waiver arrangement may be terminated only by the Trust’s Board of Trustees.

The Adviser is responsible for paying all sub-advisers for their services to the Fund. For the fiscal year ended February 28, 2018, the Adviser paid, in the aggregate, $794,752 to the sub-advisers for the services they provided to the Fund, which represents an annual rate of 0.09% based on the Fund’s average daily net assets.

Pursuant to an administrative services agreement with the Trust, the Adviser is entitled to a fee calculated at an annual rate of 0.10% of the Fund’s average daily net assets for providing administrative services to the Fund. Such services include the review of shareholder reports and other filings with the SEC; oversight and management of the Fund’s primary service providers; periodic due diligence reviews of the Fund’s primary service providers; coordination and negotiation of all of the contracts and pricing relating to the Fund’s primary service providers; providing information to the Independent Trustees relating to the review and selection of the Fund’s primary service providers; coordination of quarterly and special board meetings; and all such other duties or services necessary for the appropriate administration of the Fund. For the fiscal year ended February 28, 2018, the Adviser voluntarily waived a portion of its administrative services fee and the Fund paid the Adviser $146,319 for the administrative services it provided during that period.

Information about Aperio

Aperio serves as a sub-adviser for the Fund’s quality strategy. Located at Three Harbor Drive, Suite 204, Sausalito, CA 94965, Aperio was organized in 1999 and provides investment management services to individuals, institutions, and registered investment companies. As of October 3, 2018, Aperio operates as a subsidiary of GGC.

The names and principal occupations of the principal executive officer and directors of Aperio are listed below:

Name	Principal Occupation
Patrick Geddes	Chief Executive Officer & Chief Tax Economist
Paul O. Solli	Chief Marketing & Strategy Officer and Head of Product Development
Mark J. Nuti	Chief Financial Officer
Angela M. Osborne	Chief Operating Officer
Lawrence S. Hing	Chief Compliance Officer

Portfolio Management Team. The following portfolio managers of Aperio are responsible for the day-to-day management of the Fund:

Ran Leshem. Mr. Leshem is Chief Investment Officer at Aperio. Previously, he was head of portfolio management and operations at Aperio. Prior to joining Aperio in 2006, Mr. Leshem was manager of operating strategy at GAP, Inc. He has extensive expertise in applying quantitative techniques and information technology to operational problems. Mr. Leshem received a Bachelor’s degree in Mathematics from the University of Waterloo, Canada, where he received the Hewlett Packard Award for academic excellence, and his M.B.A from University of California, Berkeley.

Robert Tymoczko. Mr. Tymoczko is Director of Portfolio Management at Aperio. He is responsible for overseeing the day-to-day portfolio management and strategy implementation of all investment products. Prior to joining Aperio in 2012, Mr. Tymoczko was a Managing Partner at AlphaStream Capital Management, LLC, where he was responsible for quantitative research and portfolio management. Before AlphaStream, he was Lead Portfolio Manager and Co-head of U.S. Quantitative Equity Products at Zurich Scudder Investments. Mr. Tymoczko received a BA in Quantitative Economics from Stanford University and his MBA with concentrations in Finance and Econometrics from the University of Chicago.

Brian Ko. Mr. Ko is a Portfolio Manager at Aperio and shares primary responsibility for managing the portfolio analysis efforts of Aperio. Brian also provides analytical support in the research, portfolio management, and trading of Aperio’s client portfolios. Prior to joining Aperio in 2014, he was a Senior Client Operations Associate at Lateef Investment Management. Brian was also a Fund Accounting Manager with State Street Bank and Trust. He received his BS in Managerial Economics from the University of California, Davis, and his MS in Financial Analysis from Saint Mary’s College of California.

Terms of the Agreement. The terms of the New Sub-Advisory Agreement are substantially the same as the terms of the Prior Sub-Advisory Agreement, including Aperio’s compensation. The New Sub-Advisory Agreement will continue in effect for two years from its effective date, unless sooner terminated. After the initial two-year term, the continuance of the Agreement must be specifically approved at least annually in conformance with the 1940 Act. The Agreement will terminate automatically in the event of its assignment, or in the event of a termination of the advisory agreement between the Trust and the Adviser, and is terminable at any time without penalty (i) by the Fund by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund, (ii) by the Adviser on 60 days written notice to Aperio, or (iii) by Aperio on 60 days written notice to the Adviser. The Agreement provides that Aperio shall not be protected against any liability caused by or directly related to its willful misfeasance, bad faith, or gross negligence in the performance of its duties or to the reckless disregard of its obligations and duties under the Agreement.

Aperio is entitled to an annual fee for its investment sub-advisory services to the Fund. All sub-advisory fees are paid by the Adviser and not the Fund; therefore, there is no duplication of advisory fees paid.

General Information

Other Service Providers. The Trust’s administrator, UMB Fund Services, Inc., and its distributor, UMB Distribution Services, LLC, are located at 235 West Galena Street, Milwaukee, WI 53212.

Affiliated Broker Commissions. No brokerage commissions were paid by the Fund to any direct or indirect affiliated persons (as defined in the 1940 Act) of the Fund for the fiscal year ended February 28, 2018.

Share Ownership. As of November 30, 2018, Charles Schwab & Co., Inc. held of record 93.09% of the shares of the Fund. As of November 30, 2018, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the Fund.

Financial Information. The Fund’s most recent annual and semi-annual reports are available upon request, without charge, by contacting the Fund in writing at P.O. Box 2175, Milwaukee, Wisconsin 53201-2175, by calling 877-997-9971, or by visiting www.aspiriantfunds.com.

Shareholder Proposals. The Trust is not required, nor does it intend, to hold annual meetings of shareholders for the election of Trustees and other business. Instead, meetings will be held only when and if required (for example, whenever less than a majority of the Board has been elected by shareholders). Any shareholder desiring to present a proposal for consideration at the next shareholder meeting must submit the proposal in writing so that it is received within a reasonable time before any meeting. A proposal should be sent to the Trust at 11100 Santa Monica Blvd, Suite 600, Los Angeles, California 90025.